Gulf Resources Reports Second Quarter 2015 Financial Results

SHOUGUANG, China, Aug. 7, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the second quarter ended June 30, 2015.

Three months ending 6/30/15

•	Net Revenues increased 55%

•	Gross Profit increased 86%

•	Net Income increased 90%

•	Earnings per share increased 64%

Six months ending 6/30/15

•	Net Revenues increased 47%

•	Gross Profits increased 65%

•	Net Income increased 62%

•	Earnings per share increased 44%

Gulf Resources (GURE), a major manufacturer of bromine, chemical products and crude salt is pleased to report that despite the slow down in the economy of China, we posted very strong increase in revenues, gross profits, net income, and earnings per share. We have diversified our business in a manner that reduces risk from economic slowdowns and gives us a more balanced and potentially faster growing stream of revenue and profits.

Second Quarter and Six Month Results

In the second quarter, net revenues grew to $49.35m from $31.75m in the same quarter of the previous year, an increase of 55%. Gross profit grew to $17.1m from $9.2m, an increase of 86%. Net income grew to $10.78m from $5.66m, an increase of 90%. Diluted earnings per share grew to $0.23 from $0.14, an increase of 64%. "We are extremely pleased with these very strong results," Mr. Liu Xiaobin, the President and CEO of Gulf Resources stated.

Gulf Resources ended the quarter with cash of $118m ($2.55 per share), working capital of $176.7m ($3.82 per share), and shareholders' equity of $342.2m, ($7.40 per share). "Our balance sheet is very strong," Mr. Liu continued. "It gives us the flexibility to pursue natural gas leases, make acquisitions, and potentially provide capital enhancement strategies for our shareholders."

For the six months ended June 30, 2015, net revenues grew to $84.3m from $57.3m, an increase of 47%. Gross profits grew to $26.5m from $16.0m, an increase of 65%. Net income grew to $16.1m from $9.95m, an increase of 62%. Earnings per diluted share grew to $0.36 from $0.25, an increase of 44%.

Segment Results

The strong improvement was led by our chemicals business, especially our newly acquired SCRC, which collectively contributed $18,084,963 to our revenue for the three-month period ended June 30, 2015. For the three months ending June 30, 2015, revenues in the chemical segment increased 148%, to $31.3m from $12.6 million in the previous year. This segment should continue to be immune from economic slowdown. Gross profit margins for our chemical segment remained stable at 36%. Income from operations increased 157% to $10.8m from $6.6m.

Revenue from bromine products decreased to $15.1m from $16.2m, a decline of 7%. Volume decreased 16%, reflecting a slowdown in the Chinese economy. However, the average selling price of Bromine increased 11% to $3,177 per ton from $2,863 per ton in the same period of 2014. Utilization declined 3% to 47%. Production costs per ton increased 4%. As a result, the gross profit margin was 36% compared to 28% in the prior year period. Income from operations in Bromine increased 25% to $4.5m from $3.6m.

Revenue from crude salt was essentially unchanged at $2.9m. The selling price decreased 1% in the quarter. Cost of net revenue decreased 4%. Profit margins were 7% compared to 3% in the same period of 2014. Crude salt had a small operating profit compared to an operating loss in the prior year period.

For the six months ended June 30,2015, revenues from chemical products increased 122%, largely because of the strength of SCRC. Costs also increased 122%. Income from operations increased 124% to $17.8m.

Revenues from bromine decreased 7% to $26.1 million. Volumes decreased 12%. The average selling price increased 6% to $3,102 per ton. Bromine's cost of net revenues declined by 11%. Despite a large increase in depreciation and amortization, production costs increased only 2%. Gross profit margin increased to 27% from 23% in the same period of 2014. Income from operations increased 0.6%.

Revenues from crude salt declined 9% to $4.9 million, caused largely by a decline in the average selling price of 9%. Costs of revenue decreased 3%. Gross profit margin declined to 11% from 17%. Income from operations declined 65%.

"Despite the weakness in the Chinese economy," Mr. Liu Xiobin, the President and CEO of Gulf Resources stated, "we are pleased with our quarterly results. Our SCRC acquisition has performed very well. Bromine prices have started to increase. We have diversified our business and are optimistic that we will continue to perform well."

Natural Gas Update

During the quarter, Gulf continued to pursue permission to produce natural gas, halogen water and crude salt at the test well it previously drilled. The process in China is extremely rigorous. The Chinese government at the local and provincial levels want to make sure that the company have the financial capability to invest the needed capital in the projects for which they are applying. In addition, they want to make sure these companies have the management and technological skills to complete the projects.

"Gulf Resources," Mr. Liu Xiaobin stated, "we welcome the enhanced scrutiny. We have a very strong balance sheet, a large amount of cash, and a skilled management team with many years of experience. We are optimistic that this process will have a positive result for our company."

Capital Allocation and Dividend Policy

Gulf Resources has received inquiries from many investors about our large cash balances and current lack of a dividend. Our Board of Directors has considered this issue and has reached the following series of conclusions.

•	We recognize our shareholders have been very patient. We want to reward them as soon as possible.

•	We also recognize that our current cash balances are significantly above our current market price.

•	We want to state clearly that Gulf Resources is committed to paying a dividend and returning capital to shareholders.

•
At the present time, we are applying for natural gas, crude salt and halogen water permissions in Sichuan Province. As part of this process, the provincial and local authorities are carefully studying our financial capabilities to make sure we have sufficient capital to invest in their province to fully develop the natural gas, crude salt and halogen water fields.

•
The Board of Gulf Resources regards this as a vast and potentially transforming opportunity. While there is no guarantee that we will receive these licenses, we do know the amount of natural gas, halogen water and crude salt in the region could potentially provide Gulf with substantial profit over the long-term.

•
The Board also recognizes that given the current stock price and the state of the capital markets in China and in the U.S., we may not have the opportunity to raise additional capital at attractive prices, and that it is in the best interests of our shareholders to gain as many permissions as possible.

Accordingly, the Board of Directors has reached the following conclusions:

1.	We will not distribute any cash until the situation in Sichuan is fully resolved.

2.	If Gulf Resources does not receive multiple drilling permissions, we will consider embarking on a dividend program to return capital to shareholders.

3.	If Gulf does receive multiple drilling permissions, we will consider ways to monetize these permissions and pay out a substantial portion of the profit to our shareholders with remaining cash.

Mr. Liu Xiabin stated, "We appreciate the patience of our loyal shareholders and want to assure you that as soon as we fully understand the capital needs required for the natural gas program, we will take concrete steps to return capital to our shareholders and increase shareholder value."

"We are very excited about our future," Mr. Liu concluded. "Our financial and operating results are extremely strong. Our acquisition of SCRC gives us a more stable and potentially faster growing revenue and earnings base. Bromine prices continue to increase. We are making good progress in negotiating the permission for our first natural gas well and intend to pursue permissions for more wells if the first well trial production performance is as successful as we expect. We have a very strong balance sheet with no debt and minimal liabilities. This will give us the ability to embark on many exciting projects while also finding ways of rewarding our shareholders."

Conference Call

Gulf Resources' management will host a conference call on Monday, August 10, 2015 at 8:00 AM Eastern Time to discuss its financial results for the Second quarter ended June 30, 2015.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 8182997.

A replay of the conference call will be available two hours after the call's completion during 08/10/2015 11:00 EDT - 09/10/2015 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 8182997.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI") and Shouguang City Rongyuan Chemical Co., Ltd. (SCRC). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. And SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:  Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com

         IR Manager
         Max Ma
         Max_vx@163.com